UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 9, 2015

Alliance Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-54246	56-2637804
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

541 Lawrence Road, Broomall, Pennsylvania		19008
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(610) 353-2900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective as of October 9, 2015, Alliance Bancorp, Inc. of Pennsylvania ("Alliance") completed its previously announced merger (the "Merger") with and into WSFS Financial Corporation ("WSFS") pursuant to an Agreement and Plan of Reorganization, dated as of March 2, 2015, by and between Alliance and WSFS (the "Merger Agreement"). WSFS was the surviving corporation of the Merger.

As a result of the Merger, each outstanding share of common stock of Alliance, par value $0.01 per share ("Alliance Common Stock"), was converted into the right to receive either (i) 0.86865 of a share of WSFS common stock (the "Stock Consideration"), par value $0.01 per share ("WSFS Common Stock") or (ii) $22.00 in cash (the "Cash Consideration") (the Cash Consideration and the Stock Consideration are referred to collectively as the "Merger Consideration"). Holders of Alliance Common Stock are entitled to elect whether they wish to receive the Cash Consideration or the Stock Consideration. All such elections are subject to adjustment on a pro rata basis so that approximately 30% of the aggregate Merger Consideration consists of cash with the remaining approximately 70% of the Merger Consideration consisting of shares of WSFS Common Stock. WSFS has directed American Stock Transfer & Trust Company, LLC ("AST"), which will act as exchange agent, to mail to each holder of record of Alliance Common Stock as of the close of business on October 9, 2015 a form of election/letter of transmittal in order to elect the form of Merger Consideration. The election deadline is November 9, 2015 (the "Election Deadline"). The Merger Consideration will be paid as promptly as practicable following the Election Deadline.  At the effective time of the Merger, holders of options granted by Alliance to purchase shares of Alliance Common Stock under Alliance's equity plan received a cash payment for each such option equal to the difference, if positive, between $22.00 and the exercise price of the option. In addition, at the effective time, all outstanding and unvested equity awards previously granted under Alliance's 2011 Recognition and Retention Plan became fully vested and the holder of any such award will receive the Merger Consideration for the corresponding vested shares of Alliance Common Stock in accordance with the Merger Agreement.

Simultaneously with the Merger, Greater Delaware Valley Savings Bank d/b/a Alliance Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Alliance, was merged with and into Wilmington Savings Fund Society, FSB, a federal savings bank and wholly owned subsidiary of WSFS ("WSFS Bank"), with WSFS Bank as the surviving entity.

Additional information and details of the Merger and the Merger Agreement were previously disclosed in the proxy statement/prospectus, dated as of May 8, 2015 and filed by Alliance with the Securities and Exchange Commission (the "SEC") on May 13, 2015 (SEC File No. 0-54246) (the "Proxy Statement/Prospectus"). Any description of the Merger Agreement is qualified in its entirety by reference to the complete copy of the Merger Agreement which is included as Annex I in the Proxy Statement/Prospectus and as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

In connection with the consummation of the Merger on October 9, 2015, Alliance notified the NASDAQ Stock Market ("NASDAQ") that, as of the effective time of the Merger, Alliance would be merged with and into WSFS and each of the shares of Alliance Common Stock outstanding immediately prior to the effective time of the Merger (other than those to be cancelled in accordance with the Merger Agreement) would be converted into and become exchangeable for the right to receive the Merger Consideration, and requested that NASDAQ file with the SEC a notification of removal from listing on Form 25 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to report that shares of Alliance's Common Stock are no longer listed on NASDAQ.

Additionally, Alliance intends to file with the SEC certifications on Form 15 under the Exchange Act, requesting the deregistration of the Alliance Common Stock under Section 12(g) of the Exchange Act and the suspension of Alliance's reporting obligations under Section 15(d) of the Exchange Act as promptly as practicable.

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 3.03	Material Modification to Rights of Security Holders

As the effective time of the Merger, Alliance's shareholders ceased to have any rights as shareholders of Alliance and were entitled only to receive the Merger Consideration.

The disclosures under Items 2.01 and 3.01 above are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

As of the effective time of the Merger, Alliance was merged with and into WSFS in accordance with the terms of the Merger Agreement, with WSFS as the surviving entity.

The disclosures under Items 2.01, 3.01, 3.03 and 5.02 are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective upon the consummation of the Merger, Alliance's directors and executive officers ceased serving as directors and executive officers of Alliance.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits:

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated as of March 2, 2015, by and between WSFS Financial Corporation and Alliance Bancorp, Inc. of Pennsylvania*

___________________
*	Incorporated by reference from Annex I of the Proxy Statement/Prospectus, dated as of May 8, 2015 and filed by Alliance Bancorp, Inc. of Pennsylvania on May 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

Date: October 9, 2015	By:	/s/ Peter J. Meier
Peter J. Meier
Executive Vice President and
Chief Financial Officer

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